Exhibit 1.02

BLACK BOX CORPORATION
Conflict Minerals Report
For the Reporting Period from January 1, 2013 to December 31, 2013
General
This Conflict Minerals Report of Black Box Corporation (“Black Box,” the “Company,” “we,” “our,” or “us”) is filed for the reporting period from January 1, 2013 to December 31, 2013 (the “2013 Compliance Period”) in accordance with Section 13(p)-1 and Form SD (collectively, the “Rule”) promulgated under the Securities Exchange Act of 1934 (the “Act”). The Rule imposes a reporting obligation of certain information when a company “manufactures” or “contracts to manufacture” products for which the conflict minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”). The “Covered Countries” for purposes of the Rule are the Democratic Republic of Congo and the adjoining countries (as defined in the Rule).
Description of Products Covered
Black Box is a leading technology solutions provider dedicated to helping customers design, build, manage and secure their IT infrastructure. The Company offers Products and Services that it distributes through two platforms it has built over its 38-year history. The Products Platform is comprised of global sales and distribution, free 24/7/365 technical support, custom solutions, same-day delivery, lifetime warranties, quality control, global product management and sourcing. The current products offered through the Products platform include but are not limited to: (i) IT infrastructure, (ii) specialty networking, (iii) multimedia and (iv) keyboard/video/mouse ("KVM") switching. The Services Platform is comprised of engineering and design, network operations centers, technical certifications, local and national sales teams, remote monitoring, on-site service teams and technology partner centers of excellence, which include dedicated sales and engineering resources. The primary services offered through the Services platform include but are not limited to: (i) communications lifecycle services, (ii) unified communications, (iii) structured cabling, (iv) video/AV services, (v) in-building wireless and (vi) data center services.
One or more of the Conflict Minerals are necessary to the functionality or production of many products across Black Box’s Product Platform and Services Platform, that were manufactured, or contracted to be manufactured, by the Company during the 2013 Compliance Period (the “Covered Products”). Various components and subassemblies for the Covered Products are sourced from a global supply base that include distributors, value added resellers, original equipment manufacturers and contract manufacturers. These components and subassemblies are used, in whole or in part, by Black Box to manufacture, or to have contracted to manufacture, certain products in its Product Platform and, to a lesser extent, its’ Services Platform. Since these components and subassemblies come from numerous suppliers, Black Box’s knowledge about these products is largely limited to information provided by its suppliers regarding the contents of these products as well as whether Conflict Minerals are present in a product.
Reasonable Country of Origin Inquiry
Having determined that the Rule applies to the Covered Products, we undertook an inquiry of our suppliers on Conflict Minerals that were in the supply chain after January 31, 2013 to determine whether these Conflict Minerals were sourced from the Covered Countries or came from recycled or scrap resources. Black Box has concluded in good faith that during the 2013 Compliance Period:

•	Black Box has manufactured and contracted to manufacture products that contain Conflict Minerals that are necessary to the functionality and production of such products; and

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Black Box does not have sufficient information from its suppliers or other sources to conclude where many of these Conflict Minerals originated and therefore such Conflict Minerals may have originated in the Covered Countries and may not be from recycled or scrap resources.

Due Diligence
Black Box exercised due diligence to determine the source and chain of custody of Conflict Minerals for the Covered Products. Black Box designed its due diligence to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas Second Edition (OECD 2012) (“OECD Framework”) and related supplements for each of the Conflict Minerals.

Exhibit 1.02

Black Box, as a purchaser of materials, components and products, is many steps removed from the mining of Conflict Minerals and does not purchase raw ore or unrefined Conflict Minerals. Identifying the presence of Conflict Minerals is a highly complex and challenging undertaking and the origin of Conflict Minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral containing derivatives. Although smelters and refiners are consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores, Black Box, during the 2013 Compliance Period, focused its efforts on its supply base in an effort to build Conflict Mineral awareness, identify products containing Conflict Minerals, assess the transparency of its supply chain and make initial identification, where possible, of the smelters/refiners within its supply chain. Black Box is implementing a system of internal controls to identify and trace Conflict Minerals usage within its supply chain. A summary of Black Box’s due diligence framework is outlined below.
Step 1: Establish strong company management systems

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Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: Black Box maintains a formal written Conflict Minerals policy that reflects its commitment to sourcing minerals that are "DRC conflict free" which is publicly available on its corporate website at www.blackbox.com. The Company will review its Conflict Minerals policy at least annually.

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Structure internal management systems to support supply chain due diligence: Black Box has a process in place to oversee the design, implementation, reporting, and ongoing maintenance of its Conflict Minerals Compliance Program that includes a Steering Committee and a Core Team. The Steering Committee's objective is to solicit the participation of the Company’s leadership to develop, document and maintain a governance structure which enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements. The activities of the Core Team are described in Step 3 below. The Company will evaluate the composition of the Steering Committee and the Core Team at least annually.

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Establish a system of controls and transparency over the mineral supply chain: Black Box implemented a process to evaluate Conflict Minerals risk of parts and suppliers in the mineral supply chain. Black Box intends to incorporate its Conflict Minerals policy into existing and new supplier and products agreements which would mitigate the risk of Conflict Minerals in its supply chain. Also, the Company will actively cooperate and participate with industry associations to enhance transparency and traceability in the supply chain. Black Box maintains records relating to its Conflict Minerals program in accordance with its record retention guidelines.

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Strengthen company engagement with suppliers: Black Box engaged its existing suppliers to help support its due diligence efforts for the 2013 Compliance Period. Black Box intends to further strengthen those existing and new supplier engagements by providing a clear communication to its suppliers of Black Box’s Conflict Minerals policy and the suppliers’ responsibilities.

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Establish a company level grievance mechanism: Black Box does not currently have a formal company level grievance mechanism to facilitate information from interested parties regarding Black Box’s sourcing strategy, use of Conflict Minerals within its supply chain, and alleged instances of non-compliance. Black Box, however, will consider such a grievance mechanism in the future.

Step 2: Identify and assess risks in the supply chain

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Identify high-risk parts and suppliers: Black Box identified its high-risk parts and suppliers during the 2013 Compliance Period and it will continue to use this risk-based approach to assess risk of Conflict Minerals in the supply chain.

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Survey the suppliers: Black Box surveyed its suppliers using a questionnaire, based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) template, during the 2013 Compliance Period and it will continue to use a similar supplier survey to identify components and products containing Conflict Minerals and their origin.

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Collect and review supplier responses: Black Box collected supplier responses for the 2013 Compliance Period and reviewed them for completeness and sufficiency and assigned each questionnaire a conflict minerals status. Black Box intends to continue this control. For non-responsive suppliers, the Company will continue supplier outreach to gather all available information for the 2013 Compliance Period. For suppliers who continue to be non-responsive to our requests, Black Box may suspend or discontinue such engagement.

•	Aggregate supplier survey responses: Black Box reviewed aggregated supplier responses and key metrics for the 2013 Compliance Period. Black Box intends to continue this control.

Exhibit 1.02

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Review and assess smelter information: Black Box reviewed and assessed summary smelter information for the 2013 Compliance Period to determine if the smelter is certified as conflict free or is supporting information presents a "red flag" as defined by the OECD Guidance. Black Box relied upon information provided by the Conflict Free Sourcing Initiative (“CFSI”). CFSI conducts a Conflict Free Smelter Program, in which it certifies smelters and refiners worldwide as conflict free after confirming specific information including country of origin for conflict minerals that the smelter/refiner may purchase for its operations. CFSI makes available to the public the list of smelters/refiners that have been certified by CFSI as conflict free. Black Box intends to continue this control.

Step 3: Design and implement a strategy to respond to identified risks

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: The Core Team summarizes information gathered on the actual and potential risks identified in the supply chain risk assessment and communicates it to the Steering Committee on a periodic basis. On an annual basis, the Core Team will complete the OECD gap analysis, tracking the progress year-over-year conflict mineral compliance progress. This comparison of current practice to OECD guidance will result in the identification of risks and gaps in Black Box’s conflict minerals controls and procedures. A summary of the OECD gap analysis will be reported by the Core Team to the Steering Committee and will include recommended action plans for reducing identified risks and closing identified gaps.

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Devise and adopt a risk management plan: Black Box does not currently have a formal risk management plan to minimize the risk of Conflict Minerals in its supply chain. However, Black Box intends to develop and adopt a formal risk mitigation plan to systematically reduce the exposure to Conflict Minerals risk in its supply chain.

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Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Black Box will implement its risk mitigation plan that will remediate existing risks and mitigate future risks by implementing a broader internal control framework, which may include suspending or discontinuing supplier engagements.

•	Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Black Box will assess risks for changes of circumstances.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

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Monitor smelter/refiner's due diligence for responsible supply chains of minerals: Black Box monitors, and will encourage their suppliers to monitor, industry wide Conflict Mineral activities including, but not limited to, results of smelter audits and incorporation of new smelters/refiners through the EICC Conflict Free Sourcing Initiative. Black Box will consider participating (and encouraging their suppliers to participate) in industry driven certification programs thereby allowing for joint spot checks (within an economically viable framework) of mineral smelter and refinery facilities.

Step 5: Report annually on supply chain due diligence

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Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Black Box has a process in place to review compliance-related results, summarize such results on Form SD and the Conflict Minerals Report and file such report with the SEC in a timely manner.

Exhibit 1.02

As a result of its due diligence that was made in good faith and dependent on supplier representations, the Company was unable to determine whether or not the Covered Products qualify as “DRC conflict free,” as defined under the Rule. Accordingly, the Company has determined that each of the Covered Products is “DRC conflict undeterminable,” as defined in the Rule for the 2013 Compliance Period. Black Box has made this determination because it does not have sufficient information from suppliers or other sources to conclude where these Conflict Minerals originated. Our due diligence efforts also resulted in the following information:

•	No Black Box supplier has been identified as having sourced conflict minerals from the Covered Countries and directly or indirectly finances or benefits armed groups in a Covered Country.

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Black Box is unable to determine and to describe the facilities used to process Conflict Minerals that are contained in its products or their country of origin. Our efforts to determine the mine(s) or origin with the greatest possible specificity included the due diligence measures described above.

Steps Taken to Mitigate Risk and Improve Due Diligence
In 2014, the Company has taken, or plans to take, the steps set forth above to mitigate the risk that necessary Conflict Minerals used in the Company’s products do not benefit armed groups.
Independent Audit Report
In accordance with the Rule, for the Covered Products that were determined to be “DRC conflict undeterminable,” we are not required to obtain an independent private sector audit of our Conflict Minerals Report.

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